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                                                                   Exhibit 10.94

May 21, 2003

Mr. Robert Reding
628 Regency Crossing
Southlake, TX   76092

Dear Bob:

Congratulations on being promoted to your new position as Senior Vice President Technical Operations. I and the other members of the senior management team look forward to working with you as we return American to a more sound financial footing.

In light of your new responsibilities and your assignment to American Airlines, I want to confirm the agreement that we made with you when you were recruited to join American Eagle in 2000. Thus, we will continue to grant you two years of credited service for each year of actual service, up to a maximum of ten additional years of credited service.

Thanks again for your contributions.

Very truly yours,

Sue M. Oliver
Senior Vice President Human Resources